seifert@maitland.com

02195-06

November 28, 2005

Dittybase Technologies Inc.
Suite 102, 31 Bastion Square
Victoria, BC V8W 1J1

Dear Sirs:

Re:	Dittybase Technologies Inc. (the “Corporation”)
Registration Statement Form S-8

We have acted as counsel to the Corporation in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 1,895,000 common shares in the capital of the Corporation (the “Shares”) reserved for issuance through the 2005 Stock Option Plan (the “Plan”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Corporation’s Articles of Incorporation; (c) the Corporation’s By-laws; (d) certain records of the Corporation’s corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Plan and various options granted pursuant to the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. In these examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations in law and fact as we have deemed relevant in order to form a basis for the opinion hereafter expressed.

This opinion is limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, we are of the opinion that when issued and sold in the manner referred to in the Plan and pursuant to the agreements that are entered into in accordance with the terms and subject to the conditions of the Plan, the shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Corporation’s common shares.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly

“Maitland & Company”
MAITLAND & COMPANY